EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made on May 1, 2005, by and among Quantum Fuel Systems Technologies Worldwide, Inc. (“Quantum” or the “Company”) and Glenn D. Moffett (“Employee”). Capitalized terms not otherwise defined in this Agreement shall have the meanings specified in Section 5.

Section 1. EMPLOYMENT.

The Company hereby employs Employee to render services to the Company in an executive capacity as Vice President and General Manager of Operations of Quantum.

Employee hereby accepts employment under this Agreement and agrees to devote his best effort and substantially full time, attention and energy to the Company’s business. Employee’s duties shall include all of the duties normally associated with the position named above and shall include such other activities, responsibilities and duties as may be reasonably assigned from time to time by the Chief Executive Officer. The Company, through the Board of Directors and the Chief Executive Officer, shall retain full direction and control of the manner, means and methods by which Employee performs the services for which he is employed hereunder, provided that Employee’s duties and responsibilities shall be of substantially the same character as, or equivalent to, those performed by an executive officer.

Section 2. COMPENSATION.

2.1 BASE SALARY. During the Term, Quantum will pay Employee a base salary of $250,000 per year during the first twelve months of the effective date of this agreement, paid to Employee every two weeks for a total of twenty-six payments annually pursuant to Quantum’s normal payroll policy, as modified from time to time. The annual base salary will be reviewed subject to annual increases.

2.2 INCENTIVE COMPENSATION. During the Term, Employee shall be eligible for a target annual cash bonus, which shall be payable based on achievement of performance objectives to be determined by the Compensation Committee. This bonus shall be paid each year within 100 days following the end of the Fiscal Year and shall be pro rated on a daily basis for any period of the Term which does not include all of a Fiscal Year.

2.3 BENEFITS. During the Term, Employee shall be entitled to the following fringe benefits:

(a) Except as otherwise specified in this Agreement, the fringe benefits that the Company makes generally available to its executive officers, which currently include medical insurance and a Section 401(k) defined contribution employee savings plan and a deferred compensation plan (unqualified);

(b) Term life insurance in the face amount of $750,000;

(c) As an addition to the Company’s standard long-term disability insurance, the payments will be stepped-up to $10,000 to the expiration of this Agreement after a waiting period not in excess of ninety (90) days;

(d) A car allowance of $12,000 per year, plus reimbursement of fuel, maintenance, registration and other expenses, pro rated on a daily basis for any period of the Term which is less than a full year;

(e) Four (4) weeks of paid vacation each calendar year, pro rated on a daily basis for any period of the Term which is less than a full year;

(f) Ten (10) days of sick leave each calendar year, pro rated on a daily basis for any period of the Term which is less than a full year. Unused sick leave will not be accumulated or carried over nor paid for upon termination of this Agreement; and

(g) Annual Estate Planning Cost.

2.4 BUSINESS EXPENSE REIMBURSEMENT. During the Term, the Company will reimburse Employee for reasonable out-of-pocket expenses incurred by Employee in performance of services for the Company under this Agreement (e.g. transportation, lodging and food expenses incurred while traveling on Company business), all subject to such policies and other requirements as the Company may from time to time establish for its employees generally. Employee shall maintain such records as will enable the Company to deduct such items as business expenses when computing its taxes.

2.5 WITHHOLDING. Payment of compensation to Employee will be subject to withholding of such amounts on account of payroll taxes, income taxes and other withholding as may be required by applicable law, rule or regulation of any governmental authority or as consented to by Employee.

Section 3. TERM AND TERMINATION PAYMENTS.

3.1 TERM. Subject to approval of this Agreement by the Board of Directors, the Term will commence on May 1, 2005, for two (2) consecutive twelve (12) month periods unless earlier terminated as a result of: (a) Company’s termination of Employee’s employment pursuant to Sections 3.2 or 3.4; or (b) Employee’s resignation of employment pursuant to Sections 3.3 or 3.4.

3.2 TERMINATION BY COMPANY. Company may terminate Employee’s employment with Cause effective immediately, or without Cause at any time by giving Employee written notice at least thirty (30) days prior to the effective date of termination; provided, that if such termination of employment is made by the Company without Cause prior to the expiration of the Term, then the Employee shall be entitled to the following benefits (the “Separation Benefits”):

(a) an amount equal to the annual base salary under Section 2.1 plus Employee’s target cash compensation under Section 2.2 for the remaining months of the Term following the effective date of termination of employment, payable in equal monthly installments over the twelve month period following the date of such termination (“Salary Continuation Period”);

(b) continuation of the benefits provided pursuant to Section 2.3, to the extent permitted by the applicable plans, for the remaining months of the Fiscal Year following the effective date of termination of employment; provided that if Employee elects to convert his health coverage under COBRA, the Company shall pay Employee’s COBRA premiums for the foregoing period; and

(c) all of the Employee’s outstanding incentive stock options, qualified and non-qualified, will automatically vest.

Employee’s eligibility for the foregoing Separation Benefits is conditioned on (a) Employee remaining available during the Salary Continuation Period to consult with the Company regarding matters for which he previously had responsibility as a Company executive; (b) Employee having first signed a release agreement in the form attached as Exhibit A, and (c) Employee’s agreement not to compete with the Company, or its successors or assigns, during the Salary Continuation Period. If Employee engages in any business activity competitive with the Company or its successors or assigns during the Salary Continuation Period or violates any of his obligations under this Agreement (including but not limited to his obligations under Section 4), all Separation Benefits shall cease immediately.

3.3. TERMINATION BY EMPLOYEE. Employee may resign at any time by giving the Company written notice at least thirty (30) days prior to the effective date of such termination. In the event of termination by Employee, Employee shall not be entitled to any compensation or benefits following the effective date of termination of employment, except as provided under Section 3.4(b).

3.4 TERMINATION AFTER CHANGE OF CONTROL. If Employee’s employment is terminated within twelve months following a Change of Control either (a) by the Company (or any successor thereto) without Cause or (b) by Employee for Good Reason, Employee will be eligible to receive the Separation Benefits set forth in Section 3.2 above, subject to the conditions set forth therein.

3.5 TERMINATION BY DEATH OR DISABILITY. Employee’s employment shall terminate automatically upon Employee’s death or, to the extent permitted by law, Disability. In the event Employee’s employment is terminated by death or Disability, the Company shall pay all compensation to which Employee is entitled up through the date of such termination. Thereafter, all obligations of the Company shall cease. A termination by death or Disability shall not constitute a termination without Cause for purposes of Sections 3.2 or 3.4 above, and in no event shall the Company be obligated to provide any benefits under Sections 3.2 or 3.4 if Employee’s employment is terminated by death or Disability. Nothing in this section shall affect Employee’s rights under any disability plan in which he is a participant.

Section 4. CONFIDENTIALITY.

4.1 CONFIDENTIAL INFORMATION. Employee shall not at any time during the period of his employment or thereafter, except as required in the course of his employment with the Company or as authorized in writing by the Board of Directors, directly or indirectly use, disclose, disseminate or reproduce any Confidential Information or use any Confidential Information to compete, directly or indirectly, with the Company. All notes, notebooks, memoranda, computer program and similar repositories of information containing or relating in any way to Confidential Information shall be the property of the Company. All such items made or compiled by Employee or made available to Employee during the Term, including all copies thereof, shall be delivered to the Company by Employee upon termination of the Term or at any other time upon request of the Company.

4.2 PROPRIETARY INFORMATION OF OTHERS. Employee will not use in the course of Employee’s employment with the Company, or disclose or otherwise make available to the Company, any information, documents or other items which Employee may have received from any prior employer or other person and which Employee is prohibited from so using, disclosing or making available by reason of any contract, court order, law or other obligation by which Employee is bound.

4.3 EQUITABLE RELIEF. Employee acknowledges that: the provisions of this Section 4 are essential to the Company; the Company would not enter into this Agreement if it did not include such provisions; the damages sustained by the Company as a result of any breach of such provisions cannot be adequately remedied by damages; and, in addition to any other right or remedy that the Company may have under this Agreement by law or otherwise, the Company will be entitled to injunctive and other equitable relief to prevent or curtail any breach of any such provisions.

Section 5. DEFINITIONS.

Whenever used in this Agreement with initial letters, capitalized, the following terms will have the following meanings:

“BOARD OF DIRECTORS” means, unless otherwise specified, Quantum Fuel Systems Technologies Worldwide Inc.’s Board of Directors.

“CAUSE” means (i) Employee commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Employee willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Employee commits a material breach of this Agreement, which breach is not cured within twenty days after written notice to Employee from the Company; (iv) Employee willfully refuses to implement or follow a lawful policy or directive of the Company, which breach is not cured within twenty days after written notice to Employee from the Company; or (v) Employee engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally.

“CHANGE OF CONTROL” means a change in ownership or control of the Company effected through a merger, consolidation or acquisition by any person or related group of persons (other than an acquisition by the Company or by a Company-sponsored employee benefit plan or by a person or persons that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent of the total combined voting power of the outstanding securities of the Company.

“CONFIDENTIAL INFORMATION” means information not generally known relating to the business of the Company or any third party that is contributed to, developed by, disclosed to, or known to Employee in his course of employment by the Company, including but not limited to customer lists, specifications, data, research, test procedures and results, know-how, services used, computer programs, information regarding past, present and prospective plans and methods of purchasing, accounting, engineering, business, marketing, merchandising, selling and servicing used by the Company.

“DISABILITY” means that Employee becomes eligible for the Company’s long-term disability benefits or, in the sole discretion of the Company, Employee is unable to carry out his executive responsibilities by reason of any physical or mental impairment for more than ninety consecutive days or more than one hundred and twenty days in any twelve-month period.

“FISCAL YEAR” means the Company’s fiscal year for financial accounting purposes, which is currently a fiscal year ending on April 30.

“GOOD REASON” means the occurrence after a Change of Control of any of the following events or conditions unless consented to by the Employee: (A) a change in the Employee’s status, title, position or responsibilities which represents a material adverse change from the Employee’s status, title, position or responsibilities as in effect at any time within six (6) months preceding the date of a Change of Control or at any time thereafter; (B) a reduction in the Employee’s base salary to a level below that in effect at any time within six (6) months preceding the date of a Change of Control or at any time thereafter; or (C) requiring the Employee to be based at any place outside a 50-mile radius from the Employee’s job location prior to the Change of Control, except for reasonably required travel on business which is not materially greater than such travel requirements prior to the Change of Control.

“TERM” means the period during which Agreement is in effect as provided in Section 3.1.

Section 6. MISCELLANEOUS.

6.1 COMPLIANCE WITH LAWS. In the performance of this Agreement, each party will comply with all applicable laws, regulations, rules, orders and other requirements of governmental authorities having jurisdiction.

6.2 NONWAIVER. The failure of any party to insist upon or enforce strict performance by any other of any provision of this Agreement or to exercise any right, remedy or provision of this Agreement will not be interpreted or construed as a waiver or relinquishment to any extent of such party’s right to consent or rely upon the same in that or any other instance; rather the same will be and remain in full force and effect.

6.3 ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement, and supersedes any and all prior Agreements, between the Company and Employee. No amendment, modification or waiver of any of the provisions of this Agreement will be valid unless set forth in a written instrument signed by the party to be bound thereby.

6.4 APPLICABLE LAW AND VENUE. This Agreement will be interpreted, construed and enforced in all respects in accordance with the local laws of the State of California and venue for any action out of this Agreement shall be in Los Angeles County, California.

6.5 SURVIVAL. Section 4 together with all other provisions of this Agreement that may reasonably be interpreted or construed to survive any termination of the Term, shall survive termination of the Term.

6.6 ATTORNEYS’ FEES. In the event any suit or proceeding is instituted by any party against another arising out of this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and expenses of litigation or arbitration.

6.7 SEVERABILITY. If any term, provision, covenant, or condition of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement shall remain in full force and effect.

6.8 HEADINGS. The headings and captions of this Agreement are provided for convenience only and are not intended to have any effect upon the interpretation or construction of the Agreement.

6.9 NOTICES. Any notice, request, consent, or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and personally delivered to Employee or by registered or certified mail to Employee’s residence ( as noted in the Company’s records), or if personally delivered to the Company’s Corporate Secretary at the Company’s principal office.

EMPLOYEE:	QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

/s/ Glenn D. Moffett	By:	/s/ Alan P. Niedzwiecki
Glenn D. Moffett		Alan P. Niedzwiecki
President and Chief Executive Officer

EXHIBIT A

FORM OF RELEASE CERTIFICATE

                                          (“You”) and Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”) have agreed to enter into this Release Certificate on the following terms:

Within ten (10) days after you sign this Release Certificate (which you may sign no sooner than the last day of your employment with the Company), you will become eligible to receive severance benefits in accordance with the terms of your Employment Agreement with the Company.

In return for the consideration described in the Employment Agreement, you and your representatives completely release Quantum Fuel Systems Technologies Worldwide, its affiliated, related, parent or subsidiary corporations, and its and their present and former directors, officers, and employees (the “Released Parties”) from all claims of any kind, known and unknown,1 which you may now have or have ever had against any of them, or arising out of your relationship with any of them, including all claims arising from your employment or the termination of your employment, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction (“Released Claims”). By way of example and not in limitation, the Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, and the California Fair Employment and Housing Act, or any other comparable state or local law, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional misrepresentation, and defamation and any claims for attorneys’ fees. You also agree not to initiate or cause to be initiated against any of the Released Parties any lawsuit, compliance review, administrative claim, investigation or proceedings of any kind which pertain in any manner to the Released Claims.

You acknowledge that the release of claims under the Age Discrimination in Employment Act (“ADEA”) is subject to special waiver protection. Therefore, you acknowledge the following: (a) you have had 21 days to consider this Release Certificate (but may sign it at any time beforehand if you so desire); (b) you can consult an attorney in doing so; (c) you can revoke this Release Certificate within seven (7) days of signing it by sending a certified letter to that effect to the Company’s President; and that (d) notwithstanding the foregoing, the portion of this Release Certificate that pertains to the release of claims under the ADEA shall not become effective or enforceable and no

[1]	You further agree that because this Release Certificate specifically covers known and unknown claims, you waive your rights under Section 1542 of the California Civil Code or under any other comparable law of another jurisdiction that limits a general release to claims that are known to exist at the date of this release. Section 1542 of the California Civil Code states as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Exhibit A

funds shall be exchanged until the 7-day revocation period has expired, but that all other provisions of this Release Certificate will become effective upon its execution by the parties.

The parties agree that this Release Certificate and the Employment Agreement contain all of our agreements and understandings with respect to their subject matter, and may not be contradicted by evidence of any prior or contemporaneous agreement, except to the extent that the provisions of any such agreement have been expressly referred to in this Release Certificate or the Employment Agreement as having continued effect. It is agreed that this Release Certificate shall be governed by the laws of the State of California. If any provision of this Release Certificate or its application to any person, place, or circumstance is held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Release Certificate and such provision as applied to other person, places, and circumstances will remain in full force and effect.

Please note that this Release Certificate may not be signed before the last day of your employment with the Company, and that your eligibility for severance benefits is conditioned upon meeting the terms set forth in your Employment Agreement.

Date:
Employee

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

By:	Date:
Name:
Title:

Exhibit A